                                                                    EXHIBIT 99.3

                               LETTER TO BROKERS

                                      FOR

                 TENDER OF 12% SENIOR NOTES DUE 2008, SERIES A

                                IN EXCHANGE FOR

                      12% SENIOR NOTES DUE 2008, SERIES B
                          CAPROCK COMMUNICATIONS CORP.

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

       ON               , 1998, UNLESS EXTENDED (THE "EXPIRATION DATE").

         PRIVATE NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN
                    AT ANY TIME PRIOR TO THE EXPIRATION DATE

To Registered Holders and Depository
Trust Company Participants:

    We are enclosing herewith the material listed below relating to the offer by CapRock Communications Corp. (the "Company"), a Texas corporation, to exchange its 12% Senior Notes Due 2008, Series B (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 12% Senior Notes Due 2008, Series A (the "Private Notes") upon the terms and subject to the conditions set forth in the Company's Prospectus, dated October , 1998, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

    Enclosed herewith are copies of the following documents:

        1.  Prospectus dated October   , 1998;

        2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

        3.  Notice of Guaranteed Delivery; and

        4. Letter which may be sent to your clients for whose account you hold Private Notes in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.

    We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

    The Exchange Offer is not conditioned upon any minimum number of Private Notes being tendered.

    Pursuant to the Letter of Transmittal, each holder of Private Notes will represent to the Company that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, (ii) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution within the meaning of the Securities Act of such Exchange Notes,
(iii) if the holder is not a broker-dealer, or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Private Notes, neither the holder nor any such other person is engaged in or intends to participate in the distribution of such Exchange Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if the holder is an "affiliate," that the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is a broker-dealer (whether or not it is also an "affiliate") that will receive Exchange Notes for its own account in exchange for Private Notes, it will represent that such Private Notes were acquired as a result of market-making activities or other trading activities, and it will acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the

Securities Act in connection with any resale of such Exchange Notes, such holder is not deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Each holder of the Private Notes will further be required to acknowledge that if the holder is participating in the Exchange Offer for the purpose of distributing the Exchange Notes or if resales are of Exchange Notes obtained by such person in exchange for Private Notes acquired directly from the Company or an affiliate of the Company (i) the holder cannot rely on the position of the staff of the Commission in certain no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes, in which case the registration statement must contain the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Securities Act and (ii) failure to comply with such requirements in such instance could result in the holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

    The enclosed Letter to Clients contains an authorization by the beneficial owners of the Private Notes for you to make the foregoing representations.

    The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Private Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Private Notes to it, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

    Additional copies of the enclosed material may be obtained from the undersigned.

                                          Very truly yours,
                                          PNC BANK, NATIONAL ASSOCIATION